                                                                    Exhibit 10.1

                          [JUST TOYS, INC. LETTERHEAD]



                                                              June 24, 1999


Gerard Klauer Mattison & Co., Inc.
529 Fifth Avenue
New York, NY 10017

Gentlemen:

         This letter will confirm our understanding that the scope of your engagement pursuant to the letter agreement dated August 31, 1998 (the "Engagement letter") between Gerard Klauer Mattison & Co., Inc. and Just Toys, Inc. shall be expanded to include a "Sale Transaction" (as hereinafter defined). In reference to the foregoing, we have agreed as follows:

         1. The first sentence of Section 1 of the Engagement Letter shall be amended in its entirety to read as follows:

            The Company hereby engages Gerard Klauer as its exclusive financial advisor for the purpose, among other things, of identifying and assisting the Company with the structure, evaluation, negotiation and financing of Acquisition Transactions (as hereinafter defined) and Sale Transactions (as hereinafter defined).

         2. The first paragraph of Section 1 of the Engagement Letter shall be amended to add the following sentence:

            As used in this agreement the term "Sale Transaction" means, whether effected in one transaction or a series of transactions: (a) any merger, consolidation, reorganization or other business combination pursuant to which (i) the Company or the business of the Company is acquired or combined with another entity, (ii) any subsidiary, assets or business of the Company is spun-off, dividended or otherwise distributed to the Company's stockholders or creditors,
            (b) an acquisition, directly or indirectly, by a third party of more than 25% of the capital stock outstanding or a substantial portion of the Company's assets by way of a tender or exchange offer, negotiated purchase or otherwise, or (c) the acquisition, directly or indirectly, by a third party of control of the Company or the ability to effect such control, through a proxy contest or otherwise.

         3. The first sentence of the second paragraph of Section 1 of the Engagement Letter shall be amended to insert the words "and Sale Transactions" after the words "Acquisition Transactions".

         4. The first sentence of Section 3 of the Engagement Letter shall be amended to insert the words "in connection with Acquisition Transactions" after the words "pursuant to this agreement" in the second line thereof.

         5. The following paragraph shall be added as an additional paragraph to
Section 3 of the Engagement Letter:

            In connection with a Sale Transaction, the Company will pay Gerard Klauer a transaction fee calculated as a percentage of the Purchase Price (as hereafter defined) in accordance with the following schedule:

            Purchase Price                                       Percentage
            --------------                                       ----------
            Up to the first $5.0 million                         3.0%
            Plus on the next $10.0 million                       2.5%
            Plus on the amount over $15.0 million                2.0%

         In connection with a Sale Transaction involving a tender offer or other purchase or sale of stock, the transaction fee will be payable and calculated based on the Purchase Price as though 100% of the outstanding stock on a fully diluted basis had been acquired for the same per share amount paid in the transaction or series of transactions in which 50% or more of the Company's outstanding stock is acquired. Nevertheless, Gerard Klauer's services pursuant to this Agreement will continue after such first step is accomplished to assist the Company with a second step merger or similar transaction, at no additional cost. If less than 50% of the Company's outstanding stock is acquired, the transaction fee will be payable and calculated on the Purchase Price payable only with respect to the actual stock acquired.

         The term "Purchase Price" means the sum of the aggregate fair market value of any securities and non-cash consideration, and the aggregate amount of any cash consideration, received by the Company or the holders of its securities in connection with a Sale Transaction (including, without limitation, amounts paid to holders of any warrants, stock purchase rights, convertible securities or similar rights and to holders of any options or stock appreciation rights issued by the Company, whether or not vested), plus the amount of any indebtedness of the Company that is on the acquired Company's balance sheet at the consummation of the Sale Transaction or is otherwise assumed, refinanced or extinguished, directly or indirectly, by the acquiring Company (or the surviving entity in any merger), plus the amount of any payments under consulting agreements, agreements not to compete or similar arrangements (including such payments to management), plus, in the event the Sale Transaction takes the form of a purchase of assets, (i) the value of any current assets of the acquired company not purchased, minus (ii) the value of any current liabilities of the Company not assumed by the acquiring company which were directly related to the operations that are the subject of the Sale Transaction.

         The term "Purchase Price" shall also indicate the present value (discounted as of the closing date of the Sale Transaction at the rate of 6% per annum) of the maximum consideration that is or may be payable subsequent to the closing of a Sale Transaction, including the payment of which is contingent upon the occurrence or non-occurrence of specified events or the passage of time. The fair market value of any securities and non-cash consideration received by the Company or holders of its securities shall be the value determined in good faith by the Company and Gerard Klauer upon the closing of the Sale Transaction; provided, however, that to the extent such consideration consists of securities with an existing public trading market, the value thereof shall be the average closing price for such notes or securities as reported on the primary exchange on which such notes or securities are traded for the five trading days prior to the consummation of the Sale Transaction.

         Notwithstanding the foregoing, if the consideration per share is $2.00 or greater, the transaction fee payable in connection with a Sale Transaction hereunder shall not exceed $100,000 (exclusive of any proceeds received with respect to any Warrants.)

         6. Except as amended hereby, the Engagement Letter shall remain in full force and effect.

                             JUST TOYS, INC.

                             By:   /s/ Jerry Carroll
                                   ---------------------------------------------
                                   Name:  Jerry Carroll
                                   Title: Senior Vice President/Chief Operating
                                          Officer

Agreed To and Accepted:

GERARD KLAUER MATTISON & CO., INC.


By: /s/ Dominic Petito
    -------------------------------
     Name:  Dominic Petito
     Title: Senior Managing Director